Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)                     Registration Statement (Form S-3 No. 333-165672) of CVS Caremark Corporation, and

(2)                     Registration Statements (Form S-8 Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746) of CVS Caremark Corporation;

of our reports dated February 15, 2013, with respect to the consolidated financial statements of CVS Caremark Corporation and the effectiveness of internal control over financial reporting of CVS Caremark Corporation, incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2012, and to the reference to our firm under the heading “Selected Financial Data”, included therein.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 15, 2013